Exhibit 99.1

Pulmatrix Announces Third Quarter 2024 Financial Results and Provides Corporate Update

Closed transactions with MannKind Corporation validating the potential value of iSPERSE™ technology

Pursuing strategic alternatives to further leverage iSPERSE™ and optimize the potential of PUR3100

Completed PUR1900 wind down activities

Cash runway projected into Q4 2026

Framingham, Mass., November 8, 2024 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious central nervous system and pulmonary disease using its patented dry powder inhalation iSPERSE™ technology, today announced third quarter financial results for 2024 and provided a corporate update on its clinical assets.

Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, commented, “Our focus in the third quarter has been to continue our cost saving measures, complete the wind down activities for the Phase 2b study for PUR1900 and close the transactions with MannKind. Repositioning ourselves as a virtual company has allowed us to improve our balance sheet and continue to focus on strategic alternatives that leverage the potential of PUR3100 and our iSPERSE™ technology.”

Third Quarter 2024 and Recent Program and Corporate Highlights

PUR3100

●	PUR3100 is an orally inhaled dihydroergotamine (DHE) engineered with iSPERSE™ for the treatment of acute migraine. Pulmatrix is currently exploring financing or partnership arrangements to develop and initiate a potential Phase 2 clinical study for PUR3100.
●	In 2023, Pulmatrix announced the FDA’s acceptance of an IND application for PUR3100 and receipt of a “study may proceed” letter to proceed with a Phase 2 study, positioning PUR3100 as Phase 2-ready. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine.
●	The planned Phase 2 trial builds on the Phase 1 trial results, which were published in 2023 and presented at the American Headache Society’s 65th Annual Meeting in June 2023. In May 2024, Pulmatrix announced a peer-reviewed publication of Phase 1 clinical results in Headache: The Journal of Head and Face Pain.
●	The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (IV) administered DHE dose group.

PUR1800

●	PUR1800 is a Narrow Spectrum Kinase Inhibitor, engineered with our iSPERSE™ technology, for the treatment of acute exacerbations in chronic obstructive pulmonary disease (AECOPD). In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for AECOPD, indicating PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.
●	Pulmatrix plans to pursue partnership or other alternatives to monetize or advance PUR1800.

PUR1900

●	PUR1900 is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need. In agreement with its partner Cipla, Pulmatrix has stopped patient enrollment for the Phase 2b study of PUR1900. The decision to stop the study was unrelated to any safety concerns. This study had been ongoing since the first quarter of 2023. The Company completed all Phase 2b wind down activities within the third quarter of 2024 as planned.
●	After the study wind down, Pulmatrix will bear no further financial responsibility for the development of PUR1900 and will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, Pulmatrix and Cipla will seek to monetize PUR1900.

iSPERSE™ Technology

●	Pursuant to the Cross License Agreement with MannKind the Company granted (i) an exclusive license for iSPERSE formulations of Clofazimine, (ii) an exclusive license to develop, use, manufacture, market, offer and sell formulations of iSPERSE for the treatment of nontuberculous mycobacteria lung disease in humans, (iii) an exclusive license for iSPERSE formulations of insulin, (iv) a non-exclusive license for iSPERSE for the treatment of endocrine disease in humans, and (v) a non-exclusive license for formulations of iSPERSE for the treatment of interstitial lung diseases (including IPF, PPF and other related lung diseases).
●	As of September 30, 2024, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 147 granted patents, 18 of which are granted U.S. patents, with expiration dates from 2024 to 2037, and approximately 51 additional pending patent applications in the U.S. and other jurisdictions.

Third Quarter 2024 Financial Results

Revenues decreased approximately $1.4 million to $0.4 million for the three months ended September 30, 2024, compared to $1.8 million for the three months ended September 30, 2023. The decrease is primarily related to decreased revenue under the Cipla Agreement related to fewer reimbursable expenses incurred due to the wind down of the PUR1900 Phase 2b clinical trial, as compared to the corresponding period in the previous year.

Research and development expenses decreased approximately $3.2 million to $0.8 million for the three months ended September 30, 2024, compared to $4.0 million for the three months ended September 30, 2023. The decrease was primarily due to less employment and other operating cost following the MannKind cross-license agreement announced in May 2024 (the “MannKind Transaction”), which included a transfer of the Company’s leased office and laboratory facilities, as well as less cost incurred on the PUR1900 program, for which the winding down of the Phase 2b clinical trial was completed during the three months ended September 30, 2024.

General and administrative expenses increased approximately $0.5 million to $2.2 million for the three months ended September 30, 2024, compared to $1.7 million for the three months ended September 30, 2023. The increase was primarily due to one-time employee separation costs.

The Company’s total cash and cash equivalents balance as of September 30, 2024, was $10.8 million. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations into the fourth quarter of 2026.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,782	$19,173
Accounts receivable	23	928
Prepaid expenses and other current assets	641	742
Total current assets	11,446	20,843
Property and equipment, net	-	1,158
Operating lease right-of-use asset	-	10,309
Long-term restricted cash	10	1,472
Other long-term assets	54	176
Total assets	$11,510	$33,958
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$373	$1,915
Accrued expenses and other current liabilities	217	947
Operating lease liability	-	429
Deferred revenue	-	618
Total current liabilities	590	3,909
Deferred revenue, net of current portion	-	3,727
Operating lease liability, net of current portion	-	8,327
Total liabilities	590	15,963
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at September 30, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at September 30, 2024 and December 31, 2023	-	-
Additional paid-in capital	306,090	305,592
Accumulated deficit	(295,170)	(287,597)
Total stockholders’ equity	10,920	17,995
Total liabilities and stockholders’ equity	$11,510	$33,958

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$366	$1,753	$7,803	$5,096

Operating expenses:
Research and development	814	3,963	7,160	12,002
General and administrative	2,209	1,729	5,836	5,609
Loss on MannKind Transaction	-	-	2,618	-
Total operating expenses	3,023	5,692	15,614	17,611
Loss from operations	(2,657)	(3,939)	(7,811)	(12,515)
Other income (expense):
Interest income	101	217	394	675
Other expense, net	(31)	(52)	(156)	(198)
Total other income, net	70	165	238	477
Net loss	$(2,587)	$(3,774)	$(7,573)	$(12,038)
Net loss per share attributable to common stockholders – basic and diluted	$(0.71)	$(1.03)	$(2.07)	$(3.30)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285	3,652,285	3,651,785

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company focused on the development of novel inhaled therapeutic products intended to prevent and treat central nervous system (“CNS”), respiratory and other diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for CNS disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE™ is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE™ can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com